EXHIBIT 21.1

List of Subsidiaries

Fidelity National Environmental Solutions, LLC	July 13, 2009	Delaware

Ecosphere Mining, LLC	March 26, 2010	Delaware

Sea of Green Systems, Inc.	November 10, 2014	Florida